Exhibit 99
TITAN INTERNATIONAL INC. REPORTS RECORD Q3 REVENUE & ADJUSTED PROFIT

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 24, 2012

Third quarter summary:

•	Sales for third quarter 2012 set a record at $404.7 million, compared to $398.8 million in the third quarter of 2011.

•	Gross profit for third quarter 2012 increased 26.7 percent to $67.2 million, or 16.6 percent of net sales, compared to $53.0 million, or 13.3 percent of net sales in 2011.

•	Third quarter income from operations was $36.2 million, compared to $41.4 million last year.

•
Earnings per common basic share for the third quarter 2012 were $0.46, compared to $0.50 in 2011.  Fully diluted earnings per common share for the third quarter 2012 were $0.39, compared to $0.42 in 2011.  On an adjusted basis (see Appendix below), earnings per common basic share for the third quarter 2012 were $0.59 per share, compared to $0.34 in the third quarter of last year.  Adjusted fully diluted earnings per share were $0.49 for the third quarter 2012, compared to $0.29 last year.

Year-to-date summary:

•	September 2012 year-to-date sales were $1,327.0 million, compared to $1,084.1 million in 2011.

•	September 2012 year-to-date gross profit increased 39.8 percent to $242.6 million from $173.6 million in 2011.

•	Income from operations increased 56.0 percent for the first nine months of 2012 to $175.8 million, compared to $112.7 million in 2011.

•
Earnings per common basic share year to date 2012 were $2.35, compared to $1.05 in 2011.  Fully diluted earnings per share year to date 2012 were $1.92, compared to $0.89 in prior year.  On an adjusted basis, earnings per common basic share for the nine months ended September 30, 2012 were $2.23 per share, compared to $1.37 for the same period last year.  Adjusted fully diluted earnings per share year to date 2012 were $1.83 compared to $1.14 in 2011.

Statement of Chief Executive Officer:

“The most exciting news for the period is receiving shareholder acceptance to acquire Titan Europe Plc,” said Chairman and CEO, Maurice Taylor.  “In fact as you read this, I am in Europe, at the closing of this transaction.  We will be finalizing how we will restructure the company which we will own 100 percent.  The increased global footprint creates strong opportunities for the future.

“In August, we closed on the Planet Corporation Group in Perth, Australia which gives us a strong presence in that mining region and expands our growing global footprint.  The opportunities for Titan in our new Titan Mining Service business are tremendous.   I believe over the next 18 months this business will really grow by bringing together the mining business from the Titan Europe acquisition. Titan’s current run rate is now greater than $2.5 billion revenue and growing.

“Titan’s Bryan OTR (mining tire) plant was the first tire facility to implement the shop floor LX computer system.  We have been working on the conversion for 18 months and spent millions on computer and training. We missed the opportunity for tens of millions in sales in the third quarter from simple human reluctance to change.  Employees, from management to hourly employees, do not like change and they consistently tell you “I can do it faster manually”.  So, the training aspect of the new system is stop and go and just when you think you made progress you are back to retraining.  It seems we have consultants there constantly which is very costly.  We have seen much progress and now we are hopeful that the shop floor system and the capacity expansion will be in place by the end of the year.

“The Bryan facility had strong margins in the third quarter but I am not satisfied.  I have set a goal for the plant to increase production by 20 percent month over month until the end of the year, with September production being the base month. If we had produced what we were supposed to this past quarter, Titan’s results would have been better than anything I ever imagined. We will solve the production problems.

“The MINExpo in Las Vegas this past September was the best I’ve been to in 40 years. I met with a great number of mine owners and they were displeased that we were behind on shipments. I offered the option to cancel their orders; however, no one was interested in doing so. The mines are adding orders and extending time.  This is evidence that mining is running very strong for Titan,” stated Taylor.

Financial overview:

Sales:  Titan recorded sales of $404.7 million for the third quarter of 2012, compared to third quarter 2011 sales of $398.8 million.  Year-to-date sales 2012 were $1,327.0 million, compared to $1,084.1 million in 2011, an increase of 22.4 percent.  Sales volume was approximately 4 percent higher as the result of strong market conditions in agricultural and earthmoving/construction segments.   Sales increased approximately 10 percent from the inclusion of recently acquired entities and approximately 12 percent from price/mix improvements which resulted largely from increased raw material prices that were passed on to customers.  The increase in net sales was partially offset by unfavorable foreign currency translation which decreased sales by approximately 4 percent.

Gross profit:  For the third quarter of 2012, gross profit was $67.2 million, or 16.6 percent of net sales, compared to $53.0 million, or 13.3 percent of net sales for the third quarter of 2011.  Year-to-date gross profit was $242.6 million, or 18.3 percent of net sales for 2012, as compared to $173.6 million or 16.0 percent of net sales for 2011.  The increase in gross profit was due to productivity gains.

Selling, general and administrative expenses: SG&A expenses for the third quarter of 2012 were $25.5 million, or 6.3 percent of net sales, compared to $8.5 million or 2.1 percent in 2011.   The lower SG&A expenses in the third quarter 2011 were primarily the result of a decrease of approximately $11 million in the accrual for the CEO special performance award.  Year-to-date SG&A expenses were $79.7 million, or 6.0 percent of net sales, compared to $50.4 million, or 4.7 percent of net sales in 2011.  The higher SG&A expenses in the current year are due to approximately $6 million in increased sales, marketing and information technology expenses, approximately $13 million to adjust the value of the CEO special performance award, approximately $3 million for incentive compensation and approximately $4 million for acquisition related costs.

Income from operations:  For the third quarter of 2012, income from operations was $36.2 million, or 8.9 percent of net sales, compared to $41.4, or 10.4 percent of net sales in 2011.  Year-to-date income from operations was $175.8 million or 13.2 percent of net sales in 2012, compared to $112.7 million, or 10.4 percent of net sales in 2011.

Interest expense:  Interest expense was $6.2 million for the third quarter of 2012, compared to $6.6 million in 2011.  Year-to-date interest expense was $18.7 million and $19.0 million for the nine months ended September 30, 2012 and 2011, respectively.

Earnings per share:  Unadjusted basic and fully diluted earnings per common share for the current quarter were $0.46 and $0.39, as compared to basic and fully diluted earnings per share of $0.50 and $0.42 respectively, in the third quarter of 2011.  Year to date unadjusted basic and fully diluted earnings per common share were $2.35 and $1.92, as compared to basic and fully diluted earnings per share of $1.05 and $0.89 respectively, in 2011.  Adjusted earnings per share for the third quarter 2012 were $0.59 and $0.49, basic and fully diluted respectively, compared to $0.34 and $0.29 for 2011.  Adjusted earnings per share year-to-date were $2.23 and $1.83, basic and fully diluted respectively, compared to $1.37 and $1.14 in 2011.

Capital expenditures: Titan’s capital expenditures were $17.3 million for the third quarter of 2012 and $7.7 million for third quarter 2011.   Year-to-date expenditures were $36.3 million for 2012 and $17.9 million for 2011.

Debt balance:  Total debt was $321.4 million at September 30, 2012, compared to the balance at December 31, 2011 of $329.6 million. The reduction in the debt balance represents the payoff of the term loan and the revolving line of credit in Brazil.

Equity balance:  The Company’s equity was $522.2 million at September 30, 2012 compared to $396.9 million at December 31, 2011.

Acquisitions:
Goodyear’s Latin American Farm Tire Business-  On April 1, 2011 Titan closed on the acquisition of The Goodyear Tire & Rubber Company’s (“Goodyear”) Latin American farm tire business for approximately $98.6 million U.S. dollars.  The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment; inventories; a licensing agreement that allows Titan to sell Goodyear-brand farm tires in Latin America for seven years; and extends the North American license agreement for seven years.

Planet Corporation Group- Titan purchased a 56% controlling interest in Planet Corporation Group based in Perth, Australia (Planet) for $22.9 million U.S. dollars and payments of $10.5 million U.S. dollars for Planet’s debt.  The fair value of the consideration transferred and noncontrolling interests exceeded the fair value of the indentified assets acquired less liabilities assumed.  Therefore, goodwill of $14.0 million was recorded on the transaction.  An initial noncontrolling interest of $26.3 million U.S. dollars was recorded at the acquisition date.  The Company continues to evaluate the preliminary purchase price allocation, primarily the value of certain deferred taxes and goodwill, and may revise the purchase price allocation in future periods as these estimates are finalized.

Subsequent Event:
Titan Europe Plc Share Offer and Acceptance- On August 10, 2012, Titan announced a formal offer to Titan Europe Plc shareholders of one share of new Titan International common stock for every 11 Titan Europe Plc shares held.  On October 5, 2012, Titan had received 87.2 percent acceptance of the offer including the 21.8 percent of Titan Europe Plc shares already owned. The offer was declared wholly unconditional on the October 5 date and the offer remained open until October 19, 2012.  As of October 19, 2012, Titan had received valid acceptances of the offer which in aggregate with the Titan Europe Plc shares already owned, represented a 97.1 percent ownership.

On October 19, 2012, Titan International issued approximately 5.6 million shares of common stock, representing the acceptances received as of October 5, 2012, to Titan Europe Plc shareholders with a value of $107.6 million.  Due to the timing of this transaction, the acquisition date fair value calculations have not been completed.  The Company recorded $2.8 million of expense related to the acquisition costs through September 30, 2012 which are classified in general & administrative expenses.

Third Quarter Conference Call:

The Titan International Inc. earnings conference call for the third quarter that ended September 30, 2012, will be held at 9 a.m. Eastern Time on Thursday, October 25, 2012.  To participate in the conference call, dial (800) 230-1085 five minutes prior to the scheduled time. International callers dial (612) 332-0345.  A replay of the call will be available until November 1, 2012. To access the replay, dial (800) 475-6701 and enter access code 267806. International callers dial (320) 365-3844.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission.  The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$404,719	$398,805	$1,327,040	$1,084,081
Cost of sales	337,558	345,811	1,084,430	910,481
Gross profit	67,161	52,994	242,610	173,600

Selling, general & administrative expenses	25,497	8,548	79,742	50,414
Research and development expenses	1,759	796	4,456	2,993
Royalty expense	3,739	2,263	8,740	7,530
Supply agreement termination income	0	0	(26,134)	0
Income from operations	36,166	41,387	175,806	112,663

Interest expense	(6,187)	(6,616)	(18,699)	(19,045)
Noncash convertible debt conversion charge	0	0	0	(16,135)
Other income (expense)	2,439	(556)	6,163	1,907
Income before income taxes	32,418	34,215	163,270	79,390

Provision for income taxes	13,589	12,690	64,722	35,345

Net income	18,829	21,525	98,548	44,045

Net income (loss) attributable to noncontrolling interests	(750)	362	(506)	354

Net income attributable to Titan	$19,579	$21,163	$99,054	$43,691

Earnings per common share:
Basic	$.46	$.50	$2.35	$1.05
Diluted	.39	.42	1.92	.89

Average common shares outstanding:
Basic	42,180	42,028	42,148	41,512
Diluted	53,326	53,061	53,315	52,970

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Agricultural	$246,578	$246,456	$831,376	$713,721
Earthmoving/Construction	103,135	81,078	318,244	224,484
Consumer	55,006	71,271	177,420	145,876
Total	$404,719	$398,805	$1,327,040	$1,084,081

Titan International, Inc.

Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$134,890	$129,170
Accounts receivable, net	228,375	189,527
Inventories	247,778	190,872
Deferred income taxes	32,706	26,775
Prepaid and other current assets	45,256	28,249
Total current assets	689,005	564,593

Property, plant and equipment, net	336,769	334,742
Other assets	132,356	110,951
Total assets	$1,158,130	$1,010,286

Liabilities & Equity
Current liabilities:
Short-term debt	$7,517	$11,723
Accounts payable	106,670	76,574
Other current liabilities	81,298	87,469
Total current liabilities	195,485	175,766

Long-term debt	313,897	317,881
Deferred income taxes	53,001	38,691
Other long-term liabilities	73,499	81,069
Equity	522,248	396,879
Total liabilities & equity	$1,158,130	$1,010,286

Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for September 30, 2012.
	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Net Income attributable to Titan	$19,579	$21,163	$99,054	$43,691

Adjustments:
Europe acquisition costs	2,790	0	2,836	0
Unrecognized tax benefit	2,360	0	4,348	0
Supply Agreement Term Income-net of tax	0	0	(17,248)	0
Noncash convertible debt charge	0	0	0	16,135
CEO incentive compensation-net of tax	0	(6,702)	5,127	(2,985)
Adjusted Net Income	$24,729	$14,461	$94,117	$56,841

Adjusted earnings per common share:
Basic	$0.59	$0.34	$2.23	$1.37
Diluted	$0.49	$0.29	$1.83	$1.14

Average common shares outstanding:
Basic	42,180	42,028	42,148	41,512
Diluted	53,326	53,061	53,315	52,970

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773